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                                                                  EXHIBIT 10(GG)

                           UNION PLANTERS CORPORATION
                                PERFORMANCE GOALS
                                       FOR
                             RESTRICTED STOCK AWARDS
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                                                                  EXHIBIT 10(GG)

                           UNION PLANTERS CORPORATION

                   EXECUTIVE PERFORMANCE RESTRICTED STOCK PLAN

                           PLAN DESIGN SPECIFICATIONS

PURPOSE: This Plan is intended to provide a compelling financial incentive for participants to:

[ ] Achieve UPC's goal of attaining a quarterly OPERATING EPS "run rate" of $1.00 per share by the end of the third fiscal quarter in 2003,

[ ] Maintain that level of quarterly OPERATING EPS through the end of 2003, and

[ ]      Remain as long-term employees of UPC.

PARTICIPATION: Participants are limited to key UPC employees who are able to significantly influence the long-term operating performance of the organization
- as determined by the CEO and approved by the Salary and Benefits Committee.

NATURE OF THE PLAN: Achievement of specified UPC OPERATING EPS goals will trigger grants of time-lapse restricted stock to participants. These grants will require continued employment with UPC or one of its subsidiaries until they become vested. Vesting will occur ratably over the ten-year period(s) following the date(s) the grants are made. Restricted shares will carry full voting rights and the same dividends payable to UPC common shareholders during the restriction period, but recipients will not be allowed to sell, transfer, pledge, hypothecate or otherwise encumber any of the shares until they become vested.

EFFECTIVE DATE AND TERM OF THE PLAN: The effective date of the Plan will be January 1, 2001 with an initial three-year term ending December 31, 2003. The Salary and Benefits Committee may determine, at its discretion, to terminate the Plan before December 31, 2003, or to extend the term of the Plan beyond December 31, 2003 to allow additional Performance Cycles.

PERFORMANCE CYCLE CONFIGURATION: A Performance Cycle under the Plan is three fiscal years.

PERFORMANCE CRITERIA AND GOALS: Performance under the Plan is measured in terms of OPERATING EPS in two perspectives:

[ ] Quarterly OPERATING EPS "run rate" goals - explicit quarterly OPERATING EPS goals specified for each fiscal quarter in the Performance Cycle, and

[ ] Cumulative "Plan-to-date" OPERATING EPS goals - the "Plan-to-date" sum of quarterly OPERATING EPS goals as of the end of each subsequent fiscal quarter.

[ ]      Goals for the 2001-2003 Performance Cycle are presented in EXHIBIT I.

AWARD OPPORTUNITIES: Award opportunities are expressed in terms of grants of shares of time-lapse restricted stock which will vest in ten equal annual installments beginning on the first anniversary of the date on which the restricted stock grant was made. Award opportunities are specified individually for each participant to reflect his/her position, level in the organization, and ability to influence UPC's OPERATING EPS performance over the Performance Cycle. The Participant's award opportunities for the 2001 - 2003 Performance Cycle will be communicated by his/her manager.

A guideline used in the determination of the individual participant's award opportunity is the number of shares of restricted stock that is equal to the difference between the "market" median (P50), as defined by the Salary and Benefits Committee, and the market 90th percentile (P90) level of long-term incentive expected value opportunity for the participant.


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EARNING AWARDS UNDER THE PLAN Awards are earned under the following circumstances:

[ ]      In each quarter - BEGINNING WITH Q5 - that the Quarterly OPERATING
         EPS goal is achieved (or exceeded), the Quarterly Award Opportunity is earned and granted, and

[ ] Any quarter - BEGINNING WITH Q5 - where the Cumulative "Plan-to-date" OPERATING EPS goal is achieved, the sum of any Quarterly Award Opportunities not earned in that quarter or previously is earned and granted.

[ ] An illustration of how awards are earned is presented in EXHIBITS II-A AND II-B.

TERMINATION OF EMPLOYMENT: Treatment of award opportunities and earned awards in the event of termination of employment is conditioned on the nature of the termination and the timing of the termination:

[ ] If termination occurs prior to the end of the Performance Cycle, all unearned award opportunities are forfeited unless the termination is the result of a change-in-control of UPC

[ ]      Termination as the result of Approved Retirement

         - An "approved retirement" is any retirement that is approved by the Salary and Benefits Committee

                  [ ] Generally speaking, a retirement resulting from termination of the participant by UPC will not be treated as an approved retirement unless it is the result of a negotiated settlement approved by the Salary and Benefits Committee.

         - As consideration for entering into a two-year non-competition and non-solicitation covenant with UPC, the participant will continue to vest in his/her shares at the same rate (1/10) of the earned grant per year) during the covenant period

         - At the end of the covenant period, the number of unvested shares will be determined and will be reduced by 7.5% for each year then remaining in the original ten-year vesting period, with the result of this adjustment calculation becoming vested and payable at that time.

         - If a participant determines to not enter into the two-year non-competition non-solicitation covenant with UPC, all unvested shares will be forfeited.

[ ] Termination as the result of Long-Term Disability or Death - Immediate vesting and payout of all earned shares

[ ] Termination by UPC, or by Participant Resignation (including unapproved retirement) - All unvested awards are forfeited

[ ] Notwithstanding these provisions, certain participants' rights will be determined by the provisions of their employment agreements; further, in any instance, the Salary and Benefits Committee has the authority to take such actions it may deem appropriate in view of the facts and circumstances of the particular situation.

NEW HIRES: Key employees who would qualify for participation, and who are hired after the beginning of the Performance Cycle, will participate in that Performance Cycle under the following conditions and limitations:

[ ] To qualify for participation, the key employee must become an employee of UPC or one of its subsidiaries prior to the beginning of the third (and final) year of the Performance Cycle.

[ ] The new participant will earn awards only on a "going forward" basis - i.e., Quarterly Awards can only be earned for fiscal quarters following the inception of their participation; likewise, the "catch-up" effect of earning awards upon the achievement of Cumulative "Plan-to-date" OPERATING EPS goals will apply only to Quarterly Award Opportunities subsequent to the participant's entry into the Plan.


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CHANGE-IN-CONTROL: In the event of a change-in-control (as defined by UPC's
Board of Directors), all earned but unvested shares of restricted stock granted under this Plan will automatically vest. In addition, the following treatment will be afforded to future award opportunities that would otherwise be nullified by the change-in-control:

[ ] If a change-in-control occurs prior to March 31, 2002, the award opportunity for Q5 (i.e., 20% of the total Plan award opportunity) under the Plan will be deemed to be earned and will be paid to participants with no vesting restrictions, with all other award opportunities under the Plan being nullified, or

[ ] If a change-in-control occurs after March 31, 2002, the percentage of available quarterly award opportunities which has been earned on a "Plan-to-date" basis will be applied to all remaining quarterly award opportunities under the Plan, with the resulting number of shares being deemed to be earned awards and paid to participants with no vesting restrictions.


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